Exhibit 4.1

ROYAL BANK OF CANADA

Stock Option Plan

As amended and restated to November 30, 2006

Approved by the shareholders of the Bank on March 2, 2007

As amended on December 1, 2012

As amended as of November 26, 2019, effective as of December 1, 2019

As amended on April 5, 2023

Approved by the shareholders of the Bank on April 5, 2023

As amended on April 10, 2025

Approved by the shareholders of the Bank on April 10, 2025

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

Section 1 - Purpose

The Stock Option Plan has been established as a means of compensating Eligible Employees for their contribution to the performance of the Bank. The Plan is intended to:

(a)	provide an incentive to key employees of the Bank to further the development, growth and profitability of the Bank,

(b)	contribute to providing such Eligible Employees with a total compensation and rewards package that is comparable to industry practice and,

(c)	assist the Bank in retaining and attracting executives with experience and ability.

Section 2 - Definitions

2.1	In this Plan, unless the context otherwise requires, the following terms have the meaning indicated:

“Award Acknowledgment”	has the meaning set out in Section 5.8.

“Bank”	means Royal Bank of Canada, its Subsidiaries, whether direct or indirect, and any other entity designated by the Committee.

“Blackout Expiry Date”	has the meaning set out in Section 5.3.2(d).

“Blackout Period”	means the period during which the relevant Participant is prohibited from exercising an Option due to trading restrictions imposed by the Bank in accordance with its trading policies affecting trades by employees in Bank securities.

“Board”	means the Board of Directors of the Bank.

“Business Day”	means a day on which the Shares are available for trading on the facilities of the Toronto Stock Exchange and the New York Stock Exchange.

“Capital Reorganization”	has the meaning set out in Section 7.

“Code”	means the United States Internal Revenue Code, as amended.

“Committee”	means the Human Resources Committee of the Board.

“Disability”	means the Participant’s disability as that term is defined in the disability insurance program offered by the Bank or the applicable Subsidiary to the Participant.

“Eligible Employee”	means an employee of the Bank or one of its subsidiaries who, because of his or her roles and responsibilities, is designated by the Committee as a potential participant in the Plan.

“Expiry Date”	has the meaning set out in Section 5.3.1.

“Market Value”	means the higher of the volume weighted averages of the trading prices per Share of a board lot of Shares traded on the Toronto Stock Exchange:

(a) on the day preceding the day of grant; and

(b) for the (5) five consecutive trading days immediately preceding the date of grant.

“Option”	means the right to purchase Shares of the Bank granted under this Plan and subject to the terms and conditions of the Plan.

“Participant”	means an Eligible Employee of the Bank to whom Options are awarded under the Plan.

“Plan”	means the Stock Option Plan, either as originally adopted or as amended from time to time, as the case may be.

“Retirement”	has the meaning set out in the Participant’s Award Acknowledgement.

“SAR”	means a share appreciation right granted to a Participant under the Plan and subject to the terms and conditions of the Plan.

“Shares”	means common shares of the Bank.

“Specified Price”	means the price established by the Committee at not less than the Market Value of the Shares on the day of grant.

“Subsidiary”	has the meaning as defined in the Bank Act (Canada), as amended.

“U.S. Taxpayer”	means a Participant who is a citizen of the United States, a United States permanent resident, or a United States tax resident for purposes of the Code, or a Participant who holds an Option or SAR which is subject to taxation under the Code.

Section 3 - Administration of the Plan

The Plan is under the direction of the Committee which, in addition to the specific powers conferred upon it hereunder, has full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable to meet the objectives of and to administer the Plan.

Section 4 - Number of Shares to be issued under the Plan

The number of Shares that may be issued pursuant to the grant of Options under the Plan shall not exceed one hundred and twenty-seven million Shares (127,000,000), subject to adjustment in accordance with Section 7. All Shares subject to Options that have expired, terminated or have been cancelled without having been exercised, including those Options that have been cancelled in accordance with Section 5.4.3, shall be available for any subsequent Options under the Plan. No single Participant will be granted Options for more than 5% of the issued and outstanding Shares.

Section 5 - Options

5.1	Grant of Options

The Committee shall designate from among the Eligible Employees those to whom Options shall be granted, the number of Shares to be covered by each Option, whether any particular Option grant will include SARs, the Specified Price for each Option, the Expiry Date, any vesting conditions and any other terms and conditions attaching thereto. The Committee may determine that the grant of an Option shall include the grant of a corresponding SAR covering the same number of shares as the corresponding Option. Any Participant, at the time of the grant of an Option and, if applicable, a SAR, may hold more than one Option and SAR.

5.2	Payment of Specified Price

5.2.1	The Specified Price for the Shares covered by an Option granted under this Plan shall be paid in full at the time of exercise of such Option.

5.2.2

As established under the Plan and in accordance with such procedures as may be determined by the Committee from time to time, payment in full may be made by way of a cashless exercise, provided that in all circumstances the number of Shares underlying the exercised Options will be fully deducted from the number of Shares eligible to be issued under the Plan reserve.

5.3	Option Period

5.3.1

Subject to Section 5.3.2, each Option and each SAR shall be exercisable during a period established by the Committee provided that such period shall expire on a date (the “Expiry Date”) that is no later than ten (10) years after the day of grant.

5.3.2	Unless otherwise decided by the Committee, the following rules shall apply:

(a)

for awards granted prior to December 1, 2019, in the event of the Retirement or the Disability of a Participant, the Options and SARs held by such Participant shall continue to vest, and any Options or SARs exercisable by such Participant sixty (60) months after the date that the Participant has retired or become disabled, and not exercised by such date, shall terminate on such date; and

for awards granted on or after December 1, 2019, in the event of the Retirement or the Disability of a Participant, the Options and SARs held by such Participant shall continue to vest, and any Options or SARs exercisable by such Participant by the Expiry Date, and not exercised by such date, shall terminate on such date;

(b)

in the event of death of the Participant either before or after Retirement, the Options and SARs shall vest immediately and any Options or SARs exercisable by such Participant’s legal successor twenty-four (24) months after the date of the Participant’s death, and not exercised by such date, shall terminate at the end of such period;

(c)

in the event that the Participant ceases to be a full-time employee of the Bank for any reason other than Retirement, Disability, or death, any Options and SARs which are not vested on the date on which the Participant ceases to be an employee shall be cancelled, any Options and SARs which are vested on the date on which the Participant ceases to be an employee shall be exercisable by such Participant for a period of three (3) months from such date and if they are not exercised they shall be cancelled, subject to such exceptions as the Committee may at any time determine; provided that any such exception shall not be applicable to a U.S. Taxpayer to the extent that it would cause such Option or SAR to constitute deferred compensation under Section 409A of the Code; and

(d)

if the Expiry Date for an Option occurs during a Blackout Period applicable to the relevant Participant, or within ten (10) Business Days after the expiry of a Blackout Period applicable to the relevant Participant, then the Expiry Date for that Option shall be the date that is the tenth (10th) Business Day after the expiry date of the Blackout Period (the “Blackout Expiry Date”). This section 5.3.2(d) applies to all Options outstanding under this Plan.

The above clauses (a) through (c) shall not be construed as extending the exercise period past the original Expiry Date of such Options.

Notwithstanding the continued vesting described in this Section 5.3.2, in the event of Retirement of a Participant, any Options or SARS granted to such Participant shall not vest and shall be cancelled if such Participant has commenced employment (as may be more fully described in such Participant’s Award Acknowledgement) with a financial institution that competes with the Bank.

5.4	Exercise of Options and corresponding SARs

5.4.1	Subject to Section 5.3, each Option and SAR may be exercised in part or in whole, but in any event in accordance with any vesting conditions established by the Committee.

5.4.2	Options and SARs shall be exercised in accordance with the procedures to be established by the Committee from time to time.

5.4.3

Upon the exercise of an Option, the corresponding SAR shall be cancelled effective the date of exercise. Upon the exercise of a SAR, the corresponding Option shall be cancelled effective the date of exercise. If an Option or a SAR is only partially exercised as to the number of shares to which it relates, the corresponding SAR or Option as the case may be, shall be cancelled only as to such number of Shares.

5.5	Share Appreciation Rights

5.5.1

The exercise of a SAR will entitle the Participant to a cash payment from the Bank equal to the number of Shares covered by the SAR multiplied by the amount by which the closing Share price on the Toronto Stock Exchange of the day prior to exercise exceeds the Specified Price of the corresponding Option.

5.5.2	Any payments resulting from the exercise of SARs will be subject to at source withholding tax.

5.6	Options Non-assignable

No Options or SARs or any interest therein shall be transferable or assignable by the Participant otherwise than by will or pursuant to the laws of succession and no Option or SAR may be exercised by anyone other than the Participant or his or her legal representative during the life of the Participant.

5.7	No Incentive Stock Options

Effective September 23, 2003, no Options shall be treated as “incentive stock options” pursuant to Section 422 of the Code.

5.8	Award Acknowledgment

The terms and conditions of each grant of Options or SARs shall be set forth in a written award acknowledgement (an “Award Acknowledgment”) delivered to the Participant. Upon receipt of an Award Acknowledgement, the Participant must accept, acknowledge and deliver (which includes delivery by any electronic means) the Award Acknowledgement within the time period specified in the Award Acknowledgement, and failure to do so will result in a forfeiture of the Options or SARs.

Section 6 - Participant Not a Shareholder

A Participant shall have no rights as a shareholder of the Bank with respect to any Shares covered by any Option until such time and to the extent only that such Option has been exercised.

Section 7 - Effects of Alteration of Capital Stock

If the number of outstanding Shares shall be increased or decreased as a result of a stock split, including by way of stock dividend, consolidation or reclassification or if other changes with respect to the Shares shall occur, other than as a result of the issuance of Shares for valuable consideration or by way of stock dividend for valuable consideration (a “Capital Reorganization”), then the maximum number of Shares issuable under the Plan set forth in Section 4, the number of and price payable for Shares subject to any unexercised Options, and the formula for determining the cash payable upon the exercise of SARs, shall be adjusted by the Board to preserve the rights of the Participants under the Plan substantially proportionate to those existing prior to such Capital Reorganization.

Section 8 - Amendment and Termination

8.1

No amendment to this Plan or any outstanding Option or SAR granted hereunder may be made without the approval of the shareholders of the Bank provided that the Board may, without shareholder or stock exchange approval:

(a)	make amendments of a technical, clerical or “housekeeping” nature, or to clarify any provision of the Plan;

(b)	terminate the Plan at any time;

(c)	amend the Plan, or any outstanding Option or SAR, to respond to changes in legislation, regulation, stock exchange rules or accounting or auditing requirements;

(d)	change the vesting provisions of any outstanding Option or SAR;

(e)	amend the termination provisions of the Plan or any outstanding Option or SAR provided no such amendment may result in an extension of any Option or SAR beyond its original Expiry Date; and

(f)	in the event of a Capital Reorganization, make adjustments in accordance with Section 7.

8.2	Without limiting the generality of the foregoing, shareholder approval will be required in circumstances where an amendment to the Plan would:

(a)	effect any increase to the number of shares issuable under the Plan or any change from a fixed maximum number of shares to a fixed maximum percentage;

(b)	effect any change to the definition of “Participant” or “Eligible Employee” which would expand the class of eligible recipients of Options or SARs to permit inclusion of non-employee directors;

(c)	permit Options or SARs to be transferable or assignable other than as contemplated in Section 5.6;

(d)	reduce the exercise price of any Option or SAR (including any cancellation of an Option or SAR for the purpose of reissuance of a new Option or SAR at a lower exercise price to the same person);

(e)	extend the term of any Option or SAR beyond the original term (except if such period is being extended by virtue of section 5.3.2(d) hereof); and

(f)	amend this Section 8.

8.3	Notwithstanding any other provision of this Plan, no adjustment or amendment to, or termination of, the Plan or any outstanding Option or SAR:

(a)	may, without the written consent of the affected Participant, materially impair any of the terms or conditions of any Option or SAR outstanding at the time of such amendment or termination; and

(b)	shall apply to a U.S. Taxpayer if it will cause any adverse tax consequence to such U.S. Taxpayer under Section 409A of the Code.

Section 9 - Laws

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and those of Canada insofar as the latter may be applicable.

Moreover, no Option or SAR may be exercised nor will the Bank have any obligation to issue Shares pursuant thereto if such exercise or issue would be contrary to or violate any applicable law or any applicable regulation of a duly constituted authority.

Section 10 - Participation Voluntary

10.1

The Participation of an Eligible Employee in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon any such Eligible Employee any rights or privileges other than those rights and privileges expressly provided in the Plan and further described in the Award Acknowledgement. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Bank to ensure the continued employment of such Eligible Employee.

10.2	The Plan does not provide any guaranty against any loss or profit, which may result from fluctuations in the market value of the Shares.

10.3

The Bank does not assume responsibility for the income or other tax consequences for the Eligible Employees participating in the Plan and Eligible Employees are advised to consult with their own tax advisors.

Section 11 – Coming into effect

The Plan is amended and restated to November 30, 2006.